Exhibit 99.1

5673 Airport Road Roanoke, VA 24012 Phone (540) 362-4911 Fax (540) 561-1448

CONTACT:	Sheila Stuewe Sstuewe@AdvanceAutoParts.com (540) 561-3281

ADVANCE AUTO PARTS REPORTS RECORD THIRD QUARTER RESULTS

~ Declares a Two-for-One Stock Split in the Form of a Dividend ~

Roanoke, Virginia, October 29, 2003 — Advance Auto Parts, Inc. (NYSE: AAP) today announced it achieved strong third quarter results. The highlights of the quarter include:

•	Achieving a comparable stores sales gain of 3.1% on top of 5.5% last year.

•	Generating a gross margin increase of 143 basis points to 45.8%.

•	Repaying $80 million in debt during the quarter and $279 million year-to-date.

The Company produced earnings per diluted share of $1.20 for the third quarter ended October 4, 2003, which includes expenses of $0.04 per diluted share associated with the Discount Auto Parts’ integration. Year-to-date earnings per diluted share rose to $2.52, which includes expenses of $0.78 per diluted share resulting from the early redemption of outstanding notes and debentures and $0.14 per diluted share in integration expenses.

Comparable earnings per diluted share rose by 34.8% to $1.24 in the third quarter from $0.92 last year. Year-to-date comparable earnings per diluted share rose 52.2% to $3.44 compared to $2.26 last year. Comparable results are non-GAAP measures because they exclude the expenses associated with the Discount Auto Parts’ integration and the early redemption of notes and debentures, as reconciled on the accompanying financial tables. The Company uses these non-GAAP measures as an indication of its earnings from its core operations and believes it is important to the Company’s stockholders due to the nature and significance of the excluded expenses.

Sales increased 7.7% in the third quarter to $849.3 million compared to $788.7 million last year. Same store sales grew 3.1% in the third quarter on top of 5.5% in the same quarter last year. The stores acquired as part of the Discount Auto Parts’ acquisition, which are in the comparable store base this year, produced a comparable store sales increase of 3.1% during the third quarter on top of 6.3% last year. Year-to-date sales increased 5.3% to $2,722.0 million compared to $2,585.5 million last year as same store sales rose 2.0% compared to 6.2% during the same period last year.

During the third quarter, gross margin increased 143 basis points to 45.8% compared to 44.3% last year, reflecting the benefits realized from the Company’s category management initiatives and continued leveraging of its logistics costs. Year-to-date, gross margin improved 157 basis points to 45.5% from 43.9% last year.

During the third quarter, the Company invested a portion of its gross margin improvements in increased advertising to grow the Company’s brand recognition and in expanded customer service levels through a slight increase in store labor hours. This investment resulted in an increase in comparable selling, general and administrative expenses to 36.1% as a percent of net sales from 35.4% last year. On a GAAP basis, selling, general and administrative expenses as a percent of net sales were consistent with last year at 36.4%. On a year-to-date basis, comparable selling, general and administrative expenses as a percent of sales increased 25 basis points to 36.6% compared to 36.4% last year. On a GAAP basis selling, general and administration costs year-to-date declined 45 basis points to 37.0% from 37.4% last year, reflecting the decrease in integration expenses.

Comparable operating margins improved in the third quarter to 9.6% compared to 9.0% in the same quarter last year. On a GAAP basis, third quarter operating margins rose to 9.3% compared to 7.9% last year. Year-to-date, comparable operating margins improved 131 basis points to 8.8% compared to 7.5% last year. On a GAAP basis, year-to-date operating margins improved to 8.5% from 6.5% last year.

Comparable net income rose 38.6% in the third quarter to $46.7 million from $33.7 million in the third quarter last year. On a GAAP basis, net income increased 59.2% to $45.2 million in the third quarter, which includes $1.6 million of after-tax integration expenses associated with the Discount Auto Parts’ acquisition. Year-to-date comparable net income increased 57.4% to $127.9 million compared to $81.3 million last year. On a GAAP basis, net income increased 66.1% to $93.7 million, which includes $5.4 million of after-tax integration expenses associated with the Discount Auto Parts’ acquisition and $28.8 million of after-tax expenses related to the early redemption of outstanding notes and debentures in the first quarter.

Commenting on the third quarter results, Larry Castellani, the Company’s Chairman and Chief Executive Officer, said, “Our investments in building Advance Auto Parts, including category management, are generating strong results. Our enhanced merchandising gives our team the opportunity to service our customers more effectively and we believe that these investments will continue to produce strong results.”

Year-to-date, the Company generated $302.1 million in free cash flow, including $67.8 million in the third quarter. These results do not include the cash expenses of $36.9 million associated with the early redemption of the Company’s high interest bearing notes and debentures in the first quarter of 2003. Including these expenses, year-to-date the Company generated $265.2 million in free cash flow. The generation of this free cash flow allowed the Company to repay $80 million in debt during the third quarter and $279 million of debt since December 28, 2002. Free cash flow is calculated as cash provided by operating activities reduced by cash used in investing activities. The Company expects to be a user of cash in the fourth quarter and raised its 2003 fiscal year guidance for free cash flow to $210 million.

During the quarter 19 new stores were opened, six stores were relocated, and five stores were closed resulting in an ending store count of 2,496. Year-to-date, the Company opened 79 new stores, relocated 24 stores, and closed 18 stores. The Company expects to open approximately 125 stores this year, relocate approximately 40 stores, and close approximately 25 stores.

The Company also reconfirmed its comparable earnings per diluted share guidance for the fourth quarter in the range of $0.74 to $0.80 compared to $0.43 last year, a 72% to 86% increase. The Company’s comparable earnings per diluted share are anticipated to be in the range of $4.18 to $4.24 for the full year. This guidance excludes the expenses of the redemption of notes and debentures of $0.78 and integration expenses of $0.16. Expenses associated with the discontinuance of the Western Auto wholesale supply program and the positive effect of the 53rd week in the fourth quarter are included. On a GAAP basis, the Company raised its earnings per diluted share guidance to $3.24 to $3.30, which includes the expenses associated with the redemption of bonds and debentures in the first quarter, integration expenses related to the Discount Auto Parts acquisition, expenses associated with the discontinuance of the Western Auto wholesale supply program and the positive effect of the 53rd week in fourth quarter. The Company anticipates earnings per diluted share in 2004 to be in the range of $5.00 to $5.10. The above earnings per share guidance does not include the impact of a stock split.

Also today, the Company’s Board of Directors declared a two-for-one stock split of the Company’s common stock, which will be effected as a 100% stock dividend. The dividend shares will be distributed on January 2, 2004 to stockholders of record on December 11, 2003. The Company’s common stock will trade on a post-split basis, on January 5, 2004, the next trading day following the distribution date.

The Board of Directors also announced today that Peter Fontaine, former Chairman and Chief Executive Officer of Discount Auto Parts, submitted his resignation to the Board effective immediately. Discount Auto Parts was acquired by Advance Auto Parts in November 2001.

“Peter has made a tremendous contribution to our Board during the last two years especially in regards to the integration of Discount Auto Parts,” commented Larry Castellani. “We sincerely thank Peter for all his contributions.”

The Company will host a conference call tomorrow, October 30, 2003, at 8:00 a.m. Eastern Standard Time to discuss its third quarter results. To listen to the live webcast please log on to http://www.advanceautoparts.com. The call will be archived on the Company’s website http://www.advanceautoparts.com until October 30, 2004.

Advance Auto Parts, Inc., based in Roanoke, Va., is the third largest retailer of automotive parts in the United States. At October 4, 2003, the Company had 2,496 stores in 38 states, Puerto Rico and the Virgin Islands. The Company serves both the do-it-yourself and professional installer markets.

Certain statements contained in this news release are forward-looking statements. These statements discuss, among other things, expected growth, store development and expansion strategy, business strategies, future revenues and future performance, including our future free cash flow and earnings per share. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company’s products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, and other risk factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results may materially differ from anticipated results described in these forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of the news release and does not undertake to update or revise them, as more information becomes available.

-Financial Tables To Follow-

Advance Auto Parts, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	October 4, 2003	December 28, 2002	October 5, 2002
Assets
Current assets:
Cash and cash equivalents	$49,858	$13,885	$56,843
Receivables, net	92,828	102,574	131,957
Inventories, net	1,102,565	1,048,803	1,078,388
Other current assets	24,453	20,210	32,065

Total current assets	1,269,704	1,185,472	1,299,253
Property and equipment, net	707,309	728,432	718,352
Assets held for sale	23,177	28,346	38,569
Other assets, net	11,059	22,975	27,029

	$2,011,249	$1,965,225	$2,083,203

Liabilities and Stockholders' Equity
Current liabilities:
Bank overdrafts	$24,233	$869	$—
Current portion of long-term debt	—	10,690	11,542
Accounts payable	606,343	470,740	554,609
Accrued expenses	214,649	208,176	223,682
Other current liabilities	44,121	32,101	35,276

Total current liabilities	889,346	722,576	825,109
Long-term debt	456,089	724,832	761,226
Other long-term liabilities	68,527	49,461	40,677
Total stockholders' equity	597,287	468,356	456,191

	$2,011,249	$1,965,225	$2,083,203

NOTE: These balance sheets do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries

Consolidated Statements of Operations

Twelve Week Period Ended

(in thousands, except per share data)

	October 4, 2003
	GAAP	Adjustment for Integration Expenses		Comparable 2003
Net sales	$849,323	$—		$849,323
Cost of sales, including purchasing and warehousing costs	460,579	—		460,579

Gross profit	388,744	—		388,744
Selling, general and administrative expenses	309,390	(2,522	)(a)	306,868

Operating income	79,354	2,522		81,876

Other, net:
Interest expense	(5,935)	—		(5,935)
Loss on extinguishment of debt	(125)	—		(125)
Other income, net	138	—		138

Total other, net	(5,922)	—		(5,922)

Income before provision for income taxes	73,432	2,522		75,954
Provision for income taxes	28,268	971	(b)	29,239

Net income	$45,164	$1,551		$46,715

Net income per share:
Basic	$1.23	$0.04		$1.27
Diluted	1.20	0.04		1.24

Average common shares outstanding (c)	36,825	36,825		36,825
Dilutive effect of stock options	949	949		949

Average common shares outstanding - assuming dilution	37,774	37,774		37,774

(a)	Represents merger and integration expenses associated with the integration of the Discount Auto Parts operations.
(b)	This adjustment reflects the tax impact for the expenses discussed above at a 38.5% effective tax rate.
(c)	Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter. At October 4, 2003, we had 36,906 shares outstanding.

NOTE: These preliminary statements of operations have been prepared on a consistent basis with previously presented statements of operations and do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries

Consolidated Statements of Operations

Forty Week Period Ended

(in thousands, except per share data)

	October 4, 2003
	GAAP	Adjustment for Integration and Debt Extinguishment		Comparable 2003
Net sales	$2,722,028	$—		$2,722,028
Cost of sales, including purchasing and warehousing costs	1,484,188	—		1,484,188

Gross profit	1,237,840	—		1,237,840
Selling, general and administrative expenses	1,005,976	(8,793	)(a)	997,183

Operating income	231,864	8,793		240,657

Other, net:
Interest expense	(32,684)	—		(32,684)
Loss on extinguishment of debt	(47,266)	46,887	(b)	(379)
Other income, net	377	—		377

Total other, net	(79,573)	46,887		(32,686)

Income before provision for income taxes	152,291	55,680		207,971
Provision for income taxes	58,628	21,437	(c)	80,065

Net income	$93,663	$34,243		$127,906

Net income per share:
Basic	$2.58	$0.94		$3.52
Diluted	2.52	0.92		3.44
Average common shares outstanding (d)	36,372	36,372		36,372
Dilutive effect of stock options	832	832		832

Average common shares outstanding - assuming dilution	37,204	37,204		37,204

(a)	Represents merger and integration expenses associated with the integration of the Discount Auto Parts operations.
(b)	This adjustment reflects the deferred loan costs, unamortized discounts and the premiums paid upon the complete repurchase and retirement of our outstanding bonds during the first quarter of 2003.
(c)	This adjustment reflects the tax impact for the expenses discussed above at a 38.5% effective tax rate.
(d)	Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter. At October 4, 2003, we had 36,906 shares outstanding.

NOTE: These preliminary statements of operations have been prepared on a consistent basis with previously presented statements of operations and do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries

Consolidated Statements of Operations

Twelve Week Period Ended

(in thousands, except per share data)

	October 5, 2002
	GAAP	Adjustment for Integration and Debt Extinguishment		Comparable 2002
Net sales	$788,662	$—		$788,662
Cost of sales, including purchasing and warehousing costs	439,000	—		439,000

Gross profit	349,662	—		349,662
Selling, general and administrative expenses	287,117	(8,248	)(a)	278,869

Operating income	62,545	8,248		70,793

Other, net:
Interest expense	(16,016)	—		(16,016)
Loss on extinguishment of debt	(482)	482	(b)	—
Other income, net	299	—		299

Total other, net	(16,199)	482		(15,717)

Income before provision for income taxes	46,346	8,730		55,076
Provision for income taxes	17,983	3,387	(c)	21,370

Net income	$28,363	$5,343		$33,706

Net income per share:
Basic	$0.80	$0.14		$0.94
Diluted	0.77	0.15		0.92

Average common shares outstanding (d)	35,673	35,673		35,673
Dilutive effect of stock options	1,052	1,052		1,052

Average common shares outstanding - assuming dilution	36,725	36,725		36,725

(a)	Represents merger and integration expenses associated with the integration of the Discount Auto Parts operations.
(b)	This adjustment reflects the current and deferred loan costs associated with the Company's refinancing of the tranche B term loan under its senior credit facility and reflects the ratable portion of deferred loan costs and the premium paid upon the repurchase and retirement of outstanding bonds.
(c)	This adjustment reflects the tax impact for the expenses discussed above at a 38.8% effective tax rate.
(d)	Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter. At October 5, 2002, we had 35,686 shares outstanding.

NOTE: These preliminary statements of operations have been prepared on a consistent basis with previously presented statements of operations and do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries

Consolidated Statements of Operations

Forty Week Period Ended

(in thousands, except per share data)

	October 5, 2002
	GAAP	Adjustment for Integration and Debt Extinguishment		Comparable 2002
Net sales	$2,585,466	$—		$2,585,466
Cost of sales, including purchasing and warehousing costs	1,450,282	—		1,450,282

Gross profit	1,135,184	—		1,135,184
Selling, general and administrative expenses	967,035	(26,442	)(a)	940,593

Operating income	168,149	26,442		194,591

Other, net:
Interest expense	(62,734)	—		(62,734)
Loss on extinguishment of debt	(14,206)	14,206	(b)	—
Other income, net	949	—		949

Total other, net	(75,991)	14,206		(61,785)

Income before provision for income taxes	92,158	40,648		132,806
Provision for income taxes	35,758	15,771	(c)	51,529

Net income	$56,400	$24,877		$81,277

Net income per share:
Basic	$1.62	$0.71		$2.33
Diluted	1.57	0.69		2.26

Average common shares outstanding (d)	34,851	34,851		34,851
Dilutive effect of stock options	1,163	1,163		1,163

Average common shares outstanding - assuming dilution	36,014	36,014		36,014

(a)	Represents merger and integration expenses associated with the integration of the Discount Auto Parts operations.
(b)	This adjustment reflects the current and deferred loan costs associated with the Company's refinancing of the tranche B term loan under its senior credit facility and reflects the ratable portion of deferred loan costs and the premium paid upon the repurchase and retirement of outstanding bonds.
(c)	This adjustment reflects the tax impact for the expenses discussed above at a 38.8% effective tax rate.
(d)	Average common shares outstanding is calculated based on the weighted average number of shares outstanding for the quarter. At October 5, 2002, we had 35,686 shares outstanding.

NOTE: These preliminary statements of operations have been prepared on a consistent basis with previously presented statements of operations and do not include the footnotes required by generally accepted accounting principles for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Forty Week Periods Ended

(in thousands)

	October 4, 2003	October 5, 2002
Cash flows from operating activities:
Net income	$93,663	$56,400
Depreciation	77,483	71,455
Loss on extinguishment of debt	47,266	14,206
Provision for deferred income taxes	36,945	35,540
Other non-cash adjustments to net income	14,815	17,789
Decrease (increase) in:
Receivables, net	9,746	(35,310)
Inventories, net	(53,677)	(110,030)
Other assets	(11,120)	(16,178)
Increase (decrease) in:
Accounts payable	135,603	126,960
Accrued expenses	12,750	53,452
Other liabilities	(3,257)	4,596

Net cash provided by operating activities	360,217	218,880

Cash flows from investing activities:
Purchases of property and equipment	(70,331)	(68,524)
Acquisitions, net of cash acquired	—	(3,411)
Proceeds from sales of property and equipment	12,165	19,989

Net cash used in investing activities	(58,166)	(51,946)

Cash flows from financing activities:
Increase in bank overdrafts	23,364	(34,748)
Early extinguishment of debt	(631,374)	(433,103)
Net borrowings under the credit facility	348,300	240,000
Payment of debt related costs	(36,895)	(8,982)
Proceeds from the exercise of stock options	24,435	16,321
Proceeds from the issuance of common stock	—	88,677
Other net financing activities	6,092	3,627

Net cash used in financing activities	(266,078)	(128,208)

Increase in cash and cash equivalents	35,973	38,726
Cash and cash equivalents, beginning of period	13,885	18,117

Cash and cash equivalents, end of period	$49,858	$56,843

NOTE: These preliminary statements of cash flows have been prepared on a consistent basis with previously presented statements of cash flows and do not include the footnotes required by generally accepted accounting principles for complete financial statements.